Exhibit 4.2

AMENDMENT TO THE
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment to the Stockholder Protection Rights Agreement, is made and entered into as of February 28, 2024 (the “Amendment”), by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (the “Rights Agent”), and amends that certain Stockholder Protection Rights Agreement, dated as of December 6, 2023, by and between the Company and the Rights Agent (the “Rights Agreement”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement without the approval of any holders of the Rights prior to the Flip-In Date, in any respect;

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.            Amendment and Restatement of Defined Term. The definition of “Exempt Person” set forth in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding (or acting in a fiduciary capacity in respect of) Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company and (ii) any Person determined by the Board of Directors to be an “Exempt Person” (including, without limitation, in accordance with the requirements set forth in Section 5.20 hereof) for so long as such Person complies with any limitations or conditions required by the Board of Directors in connection with the Board of Directors making such determination.

2.            Addition of New Defined Terms. Each of the following definitions is hereby added to Section 1.1 of the Rights Agreement:

“Exemption Request” shall have the meaning set forth in Section 5.20.

“Requesting Person” shall have the meaning set forth in Section 5.20.

3.            Addition of New Section. The following section is hereby added to the Rights Agreement as Section 5.20:

5.20            Process to Seek Exemption. Any Person who desires to effect any acquisition or acquisitions of Common Stock or other securities of the Company that might, if consummated, result in such Person becoming the Beneficial Owner of 16% (20% in the case of a Passive Investor) or more of the Common Stock then outstanding (a “Requesting Person”) may request that the Board of Directors grant an exemption with respect to such acquisition or acquisitions under this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered either by registered mail, return receipt requested, to the Corporate Secretary of the Company at the principal executive office of the Company or by any such other means as deemed acceptable by the Board of Directors. The Exemption Request shall be deemed made upon receipt by the Corporate Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number, class and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, collectively with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 16% (20% in the case of a Passive Investor) or more of the Common Stock then outstanding and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond to an Exemption Request within 20 Business Days after receipt of such Exemption Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including, without limitation, a requirement that the Requesting Person agree that it will not become the Beneficial Owner of shares of Common Stock in excess of the maximum number and percentage of shares of Common Stock approved by the Board of Directors), in each case as and to the extent the Board of Directors shall determine necessary or desirable. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law or regulation or otherwise determined by the Board of Directors, the Company shall maintain the confidentiality of such Exemption Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Exemption Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available, or the Board of Directors otherwise determines to publicly disclose such information. To the extent the Board of Directors grants a Person’s Exemption Request pursuant to this Section 5.20, such Person shall be an “Exempt Person” for so long as such Person otherwise qualifies as, and maintains the status of, an “Exempt Person.”

4.            Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Rights Agreement.

5.            Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement, as contemplated by Section 5.4 of the Rights Agreement. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to “this Agreement,” the “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement, as amended hereby.

6.            Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Amendment and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

7.            Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

8.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts entered into, made within, and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such State.

9.            Counterparts. This Amendment may be executed in any number of counterparts (including by email, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.          Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CITI TRENDS, Inc.,
as the Company

By:	/s/ David N. Makuen
Name:	David N. Makuen
Title:	Chief Executive Officer

Equiniti Trust Company, LLC,
as the Rights Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President, Director Relationship Management

Signature Page to

Amendment to the Stockholder Protection Rights Agreement